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Exhibit 23.1

The Board of Directors
Prudential plc
London, England

Independent Auditors' Consent

        We consent to the use of our reports dated June 24, 2003 on the consolidated financial statements and related condensed financial statement schedule of Prudential plc as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, which reports appear in the December 31, 2002 Annual Report on Form 20-F of Prudential plc incorporated by reference herein and to the reference to our firm under the heading "Independent Accountants" in the prospectus.

/s/ KPMG AUDIT PLC KPMG Audit Plc

July 14, 2003
London, England

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  Exhibit 23.1